Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Event Date/Time: Sep. 06. 2006 / 9:30AM CT

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FINAL TRANSCRIPT

Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores, Inc. - CFO and SVP

CONFERENCE CALL PARTICIPANTS

Adam Sindler

Morgan Keegan & Co., Inc. - Analyst

Chuck Cerankosky

FTN Midwest - Analyst

Lee Giordano

Merrill Lynch - Analyst

Mark Husson

HSBC - Analyst

Anthony Lebiedzinski

Sidoti & Co. - Analyst

Karen Howland

Lehman Brothers - Analyst

Ed Scheer

Private Investor

Jason Loeb

Lord, Abbott & Co. - Analyst

Fred Speece

Speece Thorson Capital Group - Analyst

Meredith Adler

Lehman Brothers - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the quarter-one 2007 Casey’s General Store earnings conference call. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s call, Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Good morning, and thank you for joining us to discuss Casey’s results for the first quarter of fiscal 2007 ended July 31. I’m Bill Walljasper, Chief Financial Officer. Ron Lamb, Chairman of the Board and Bob Myers, President and Chief Executive Officer, are also here. I hope all of you have had the opportunity to see the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2006 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other of factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise.

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FINAL TRANSCRIPT

Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

I’ll take a few minutes to summarize the quarter then open for questions. As most of you have seen, earnings per-share from continuing operations were $0.34 compared to a record $0.44 a year ago. The shortfall in earnings is primarily attributable to the challenging gasoline environment. During the quarter, we experienced rising wholesale prices which put pressure on our margin. As a result, our gas margin was $0.09.8 per gallon in the quarter, well below the $0.11.8 margin we experienced a year ago. This difference represented approximately $0.07.5 on earnings. Gross profit in this category was down $5.3 million to $28.5 million.

Due to difficult quarter-to-quarter comparisons and a 35% increase in the retail price of gasoline, same-store gallons were down 2.9%. Also, as a result of the higher retail price of gasoline, our credit card fees associated with the sale were up nearly 47%. The effect of the increase in credit card fees and the lower same-store gallons represent another $0.04 to $0.05 on earnings.

Comparisons for August are very challenging and thus same-store gallons should be down. However, we are seeing margin improvement due to declining wholesale costs in August. In the grocery and other merchandise category, sales continued to be solid and the overall margin is improving. For the quarter, total sales were up 6.7% to $226.1 million. Same-store sales rose to 2.3% with an average margin of 32.2%, up 10 basis points from the same period a year ago. This positive sales trend continued into August. The performance in this category is related to increased sales in higher margin items such as bottled water, sport drinks and energy drinks. Despite difficult comparisons from last year and the pressure of higher retail gasoline prices, we were able to drive overall inside gross profit, including commissions, nearly 10% and our same-store customer count continues to be positive.

The prepared food and fountain category continues to perform exceptionally well. Total sales were up 14.5% to $65.8 million for the quarter. Same-store sales for the first quarter were up 9.5%, which was on top of a 7.2% increase a year ago. The sales increase was driven by increased fountain sales due to the addition of a dual coal program, popularity of the to-go cup items, and strategic price increases. The margin was down about 109 basis points to 62.9%. This was due to a 31% increase in supply costs and higher cost associated with the switch to a dual-core program. The fountain margin was down over 500 basis points. However, the gross profit dollars in the fountain area was up nearly 11% with overall gross profit in prepared foods up 12.5% to $41.4 million.

Our cost achieved in the first quarter averaged about $1.56 per pound compared to $1.66 per pound a year ago. Sales continued to be strong in August.

Our goal for operating expenses to hold the expense increase to no more than the increase in gross profit. Total gross profit was up 3.9% while operating expenses grew 12.7%. The shortfall in this area was due to a $5.3 million decrease in gasoline gross profit and a 47% increase in credit card fees related to more expensive gasoline. Without the increase in credit card fees, operating expenses would have been up about 9.3%.

Our balance sheet continues to be strong. At the end of the quarter, cash and cash equivalents were $60 million and shareholder equity rose to $538.7 million, up $15.5 million from the end of the fiscal year.

We continued to pay down debt. Long-term debt net of current maturities was down $11.9 million to $94.6 million. At the end of the quarter, our long-term debt, including the current portion, the total capital ratio was about 22%.

On income statement, total revenue was up 28.3% to $1.1 billion, driven by a 35% increase in the retail price of gasoline and a sales increase in the other categories that I mentioned previously. The effective tax rate was up to 37.4%. This is related to not being able to utilize tax credit that we normally receive from the Workers Opportunity Tax Credit program. This program is currently on hold waiting for Congress approval, which we anticipate occurring in the near future.

Cash flow from operations is $15.7 million and capital expenditures were $23.3 million. We anticipate this to increase in the upcoming quarters as we get further down the road with the kitchen editions related to the Gas ‘N Shop acquisition and the HandiMart acquisition. We also anticipate further acquisitions to occur during the rest of the fiscal year.

This quarter, we built three stores and closed on six acquisitions and have written agreements for three more. In addition, as you know, we have signed a purchase agreement to acquire up to 33 HandiMart locations. This acquisition should close around the end of September.

We are currently in the process of obtaining $100 million of debt to help finance this transaction and for future store growth. We are well on pace to achieve our store growth goal for the year.

Going forward, we’re optimistic that there are substantial acquisition opportunities available. Our store count at the end of the quarter was 1,403 corporate stores and 18 franchise locations. That completes my review for the quarter. We’ll now take your questions.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Adam Sindler, Morgan Keegan.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

I was wondering if you could just go over a couple of things on the prepared food side just a little bit more. The hits, the 500 basis point impact, apparently that’s coming from the higher cost of goods, of Coca-Cola. Will you cycle through that for the rest of the year? That was not a onetime thing. I mean, you’ll cycle through that as you cycle through the introduction of the dual program, is that correct?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, let me walk through that a little bit for you and give you little color on that. Going into that decision which implemented May 1, we certainly knew that it would impact the cost of the product. You’re going away from an exclusive arrangement with Coca-Cola, and we knew that the Pepsi products would be a little higher cost. However, we knew that the sales would certainly increase — actually, sales in the fountain area were up 19.5% in the quarter. And, as I mentioned in my opening remarks, the overall gross profit, just within the fountain line, was up nearly 11%.

So really we did here, we made an operational decision to drive gross profit dollars. So yes, we’re going to certainly have that as we go through the remainder of the fiscal year.

Now, we have taken a couple of price increases recently I want to talk about. Effective July 1, we actually increased the refillable fountain drinks. We also, effective August 1, increased some bakery items. The impact of those two should be roughly about $1 million over the course of the year.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Of gross profit?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

And that actually leads my next question — when you mention you saw 31% increase in supply costs, was that another amount of increases and by supplies, are you talking about the cups and plates again that we saw, sort of, at the end of last year?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes. I’m talking about the paper products — the cups, the straws, pizza boxes — those type items. There was not another round. Those were implemented roughly about December of 2005. We took some price increases that offset the majority of those, but we were unable to take all of increases, like I mentioned in the prior conference call. So the remaining price increases that I just mentioned more than offset the supply cost increase as we go forward.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

I guess another one, the operating expenses. I mean, obviously, credit card fees were up rather significantly. But when I’m looking at the model here, and I know that you don’t look at it this way, but I like to try and take a look at the operating expenses based on what you’re doing inside the store, and that is prepared food, grocery and other. It was up, I guess, about 110 basis points year-over-year, despite the fact that you had a very strong comp with prepared food. I was wondering if we could maybe breakout the credit card fees from the operating expenses, just to get a better understanding of, in actual dollars, how much credit card fees were in dollars as a percent of total operating expenses?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, you have the total operating expense number and I’ll give you the credit card fees — it was about $9.5 million.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Total?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Total for the first quarter. And the increase that I mentioned earlier was about a little over $3 million. So if you back out that $3 million increase, and it’s primarily related to the higher retail price of gas, again, reiterate that OpEx would be up about 9.3%, roughly.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

And then, related to the credit card fees, MasterCard came out this morning talking about their setting a cap for next year on credit card fees for fuel retailers. I was wondering if you guys had any sort of data on — I’m not sure if Visa is doing this, but MasterCard is — one, how many of your transactions — because apparently it’s going to hit at $50 and above, there will be a cap on credit card fees. If you sort of had an idea of how many of your transactions are north of $50, and if you had any idea how much of that was MasterCard/Visa?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I don’t have information at the north of 50. I honestly don’t have it. It would have to come from gasoline in that regard. Most of our transactions are — I can tell you right now, well over the majority of our transactions are below the $50 mark. I can tell you that between MasterCard and Visa, that represents about 70 to 73% of our overall transactions for credit cards. But we’d have very few transactions over 50. There would have to be a substantial gas purchase to have that.

Operator

Chuck Cerankosky, FTN Midwest.

Chuck Cerankosky - FTN Midwest - Analyst

Bill, could you just repeat the change in average gas price before I ask another question?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, the average retail price of gas for the quarter came in at $2.75 compared to Q1 of last year was $2.04. So, it was about a 35% increase in the retail price, and we saw it steadily increase in retail and over the course of the three months of the quarter.

Chuck Cerankosky - FTN Midwest - Analyst

And perhaps it’s too early, but based on what you’ve seen so far since gas prices have tailed off the last couple of weeks or so, and in comparing it to what you saw when gas prices are rising, are you seeing any behavioral changes with regard to in-store purchases?

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, to answer that question, I’ll kind of answer that maybe a little bit longer than you’re asking, but you’re exactly right on point. The retail prices have dropped significantly here in August. You would certainly anticipate that with a decline in the wholesale cost. Just in our immediate area right now, it’s about $2.27, $2.29 for a gallon of gas. In Des Moines, Iowa, just last week there was an article in the morning Register, we actually have the lowest retail price of gas in the nation. So obviously that doesn’t bode well for margin expansion, but at any rate, to answer your question, there is a certain behavior that we see any time the gas price gets above about $2.50, $2.55 per gallon, the gallons certainly start dropping off. It’s almost an inverse relationship as the gasoline price increases, the amount of gallons purchased decreases even though, roughly speaking, the overall dollar transaction stays about the same; which tells me that people that have $20 or $30 or $40, whatever that might be, that’s what they’re putting in their cars or trucks, and certainly when the retail price of gas gets to the level of $2.75, $2.80, they’re not buying as much gasoline with that. So, we are seeing that inverse relationship kind of going the other direction now.

As far as inside sales, I made a couple of comments in my opening remarks that prepared food sales continued to be strong in the month of August, and the sales in the grocery and general merchandise continued to be strong as well. So, I think that the lower retail price certainly is boding well inside the store as well as focus in gallon improvement. But again, there, if you look at August same-store gallons last year, we did a 12.7 same-store number in August of 2005; that’ll be a difficult comparison in August. But then after that, we certainly had some tailwinds behind us with respect to same-store gallons. And that’s all a Hurricane Katrina effect as we mentioned in prior conference calls.

Chuck Cerankosky - FTN Midwest - Analyst

But August to date, you said, what’s happening in the gas profitability?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, the relationship in the gas area, due to the fact that we have that 12.7 same-store gallon comparison from a year ago, I would expect gas gallons to be flat down. However, we are in a situation now where we’re experiencing declining wholesale costs, so we’re seeing some margin improvement. And when the 8-K comes out next week to report same-store sales, I’ll certainly put a comment about where the margin may be at in relationship to our 10.8 annual goal.

Chuck Cerankosky - FTN Midwest - Analyst

But how does that relate to you pointing out earlier in your answer that gas prices in the Des Moines area are some of the lowest in the nation?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, the gas price that came out about a week, a week and a half ago, is stating that the retail price of gas was the lowest in the nation, but still we’re at a point now in that type of report, we’re still seeing declining wholesale, so we’re still seeing some margin expansion.

Chuck Cerankosky - FTN Midwest - Analyst

To go over a couple of other numbers, you’ve constructed three new stores, closed three, and acquired six individual stores?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I don’t think I mentioned closed three. We had three more written agreements.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Operator

Lee Giordano, Merrill Lynch.

Lee Giordano - Merrill Lynch - Analyst

Bill, maybe you could talk a little bit about the HandiMart acquisition. First of all, I know it’s early, but do you have any growth plans? Are you going to be converting these to Casey’s stores? And then also, are these stores that you see ability to have productivity improvements, I guess what’s the strategy with this acquisition?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yeah, I’ll kind of walk through all of that. First of all, that was an excellent opportunity that we had. We’ve been trying to penetrate the Cedar Rapids, Iowa market for some time and HandiMart certainly is well-entrenched in that market, and is a very good operator of convenience stores in that area. So we were very excited about that opportunity.

These stores are a little bit different than our average stores in the fact that they double the sales volume of our average store, they double the sales volume of the Gas ‘N Shop acquisition that we acquired earlier in the calendar year. So obviously, with higher sales comes increased cash flow in relationship to our average store. It’s a unique opportunity for us, as I mentioned, to penetrate that market. They do have a few quick serve restaurants. So, we are going to put our kitchens in with those quick serve restaurants, there’s a handful of those, — roughly eight to nine of those. We think that those two can coexist and really complement the prepared food offering for those locations. With respect to synergies that we would bring to that, it would be the typical synergies that we bring to about any acquisition. As you know, we do self distribution, and because of that, we certainly can buy the product more efficiently than most of our competitors that go through a third party to acquire those products. In addition to that, we believe that the kitchen additions that we bring to those acquisitions certainly will enhance the earnings potential as well.

This should close sometime, as I mentioned, sometime in the end of September. We certainly expect it to be accretive in the first year of operation, and we’re very excited about it. We’re not necessarily in any hurry to rebrand the HandiMarts back to Casey’s. They’re a very well-known brand in the state of Iowa and especially in the Cedar Rapids, Iowa City area, but eventually, more than likely, we will rebrand those over to Casey’s.

Lee Giordano - Merrill Lynch - Analyst

And then, just on the Gas ‘N Shops, can you talk about how that integration is progressing? Is it on schedule for you? And how many kitchens are in there at this point in time?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

It’s right on schedule. Actually, we’re slightly ahead of schedule. As I mentioned in prior conference calls, the kitchen additions and the remodels will take about 12 months from the time that we took those over, which was about January or February of this calendar year. We’re certainly seeing some nice gains in revenue there. Margins are very solid there in the Nebraska area. Kitchen additions, right now we have about nine or 10 of those completed. We have, obviously, about another nine or 10 that are under work. So, we should have those up and operational within that 12 months, and it’s going right on schedule. Actually, the capital expenditures that we budgeted to do the changes, whether it was a pump retrofit or whether it was a kitchen addition, are coming in well below our budget, so that certainly bodes well for those stores.

Lee Giordano - Merrill Lynch - Analyst

And then, just switching gears quickly on prepared foods, how is the stale factor this quarter?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

It was flat Q1 over 21.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Lee Giordano - Merrill Lynch - Analyst

So I guess that’s improving relative to what it’s been doing in the past?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, certainly. And we made a comment in the annual report, stale factor of the last three years has dropped significantly and that’s a credit, certainly, to the point of sale information and the increased attention in the production planner. So we’re obviously trying to hold the stale factor in check and hopefully decrease it, but again, you’re always going to have some stale because you want to make sure you have enough product out there to sell at the right time. So, you’re always going to have some stale factor.

Lee Giordano - Merrill Lynch - Analyst

And then just lastly, cigarettes. How did they do in the quarter?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Cigarettes in the quarter, from a sales perspective, were up in the high single digits. From a same-store’s perspective, they were positive as well, in the mid single digits. Carton movement continues to get better. We just cycled in August the large tax increase that occurred in the state of Minnesota. So that’s certainly helping out as well. So, we’re encouraged about what we’re seeing in the cigarette area. Right now, to date, we’re not aware of any reductions in the retail display allowances, like I mentioned in the prior conference call. Again, so we don’t have to fight against that. And we may even see some benefit in retail display allowances this year. We’ll kind of have to see how that goes.

Operator

Mark Husson, HSBC.

Mark Husson - HSBC - Analyst

I think we’ve worked out what the SG&A increase was excluding credit card fees, but I don’t remember working out exactly what they were and what the kind of buckets of the increase were.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Oh, you mean the dollar numbers?

Mark Husson - HSBC - Analyst

Yeah, at credit card fees it was up to 9% or something. And —

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

The credit card fee increase on a dollar was just a little bit over $3 million.

Mark Husson - HSBC - Analyst

Yes, I got that, but what was causing the rise in the rest of SG&A?

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FINAL TRANSCRIPT

Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Oh, the rest of SG&A? Well, if you start looking at some others, and it’s going to be a number of different things — for instance, fuel expense. Obviously we have a significant amount of fuel expense for our distribution fleet; that was up nearly three-quarter of a million dollars. Utilities were up nearly three-quarter of a million dollars. Insurance and wages were up — wages were up on a same-store basis about 4.5%, roughly. Total wages were up roughly 9%. Of course, you would expect that with store base increasing about 4.5%, 5% on a Q1/Q1 comparison. I think that’s kind of getting you there.

Mark Husson - HSBC - Analyst

And then, kind of a more, sort of, general question about — I don’t know how often you drag your share price up on the screen in front of you, but it’s up and down like the Persian empire. I wonder if you think that your underlying business is as volatile as the share price appears to be, or if there’s something or some way you can explain your business better to people to help them understand the underlying flows of the business?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, that’s an excellent question. To answer that, I guess, I’m going to come back to — I’ll look at the last, probably — we’ll say 12 to 18 months. If you look at that and you look at the fluctuation in our stock price during that period of time, typically there’s stock price movement when there is gasoline movement. And I think this is a perfect example here in this quarter. The shortfall in earnings can be attributed to almost entirely gasoline environment — the higher retail prices of gas, the margin being off from 11.8 to 9.8. And I would say that the investment community should have known that the margin would have been below the 10.8 goal that we established at the beginning of the year by the comments in the prior 8-K for same-store sales. So that should not have come as a huge surprise there, that it was going to be below 10.8. So we were down a penny from our goal, which would be about $0.04 in this particular period.

So when I look at it, I think the ebbs and flows of our stock price really come in line with the ebbs and flows of the gasoline environment. The second quarter of last year we had a nice increase but we did a 14.1 margin that was kind of an anomaly created by Hurricane Katrina, however. Our same-store gallons were up significantly again. So again, Hurricane Katrina effect. That’s kind of how I would characterize that. I think the core business inside continues to be very solid, and we’ve shown nice gains in gross profit dollars, in margin expansion, and same-store sales movement. A lot of these things that are out of our control on a geopolitical front, are happening that effect the gasoline and, again, that’s somewhat out of our control.

Mark Husson - HSBC - Analyst

Maybe you could just sort of articulate a little bit going forward maybe, that $0.10.8 per gallon goal in gross profit dollars, I can’t remember if that was before the credit card fee or after the credit card fee?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Credit card fees go through operating expenses, so it wouldn’t affect that. And, right now, even though we did a 9.8 margin in the first quarter, there’s nothing that, at least right now, would concern me that we cannot achieve our 10.8 margin for the year. And when I look at our business, I’m looking at it on an annual basis, you know, what are we trying to accomplish over the course of the year? And I don’t necessarily get overly wrapped up in the volatility of gasoline margins.

If you look at the last seven fiscal years for our Company, throw out two anomalies, there was a 14.1 margin that we had because of Hurricane Katrina and we had a 7.5 margin, which was a 911 issue. We’re going to fall, on a quarter-to-quarter basis, somewhere between nine and 12. So there’s a bit of volatility there. But on an annual basis, we don’t veer much more than a penny off any off the 10.8. So there’s a relative amount of stability if you look at it on annual basis.

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FINAL TRANSCRIPT

Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Mark Husson - HSBC - Analyst

I guess there’s two points there. One is that more recently, I suppose, the market has been concerned and we’ve been a bit concerned that, for instance, last year you’d see gas prices rise, but gallons wouldn’t back off. We started to see gallons backing off perhaps a bit more than they had. And the second thing is, five years keeping your margins flat’s all very well, but wouldn’t it be nice to actually start to see those margins rise a little bit to reflect the increased cost of doing business in terms of utilities and wages and so on?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

You’re talking about the gasoline margin.

Mark Husson - HSBC - Analyst

Yes, sure.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, absolutely. I think any retailer would certainly want to see their margin expanded, there’s no question there. With respect to your first point, we’re in a situation where in fiscal 2006, for instance, our average retail price of gas was about to $2.29. Right now, we’re on pace to do to $2.75. We haven’t seen these levels of retail price on a sustained basis until this period of time. And there’s really, for us, it’s a function of the landscape of the competitive atmosphere here in the midwest. And with the higher retail price of gas, as you know, comes increased credit card fees which does affect the OpEx number.

Mark Husson - HSBC - Analyst

So what you’re saying is that we’ve just gone through this critical point in gas prices where actually profitability just can’t be made, it can’t be maintained at the levels you have before for these reasons. Volumes are backing off, costs are still going up and credit card fees are hitting you over the head.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, I would say that, yes, when the retail price of gas gets to that 280 level, there certainly seems to be some pullback in demand on the gallonside. Now, the retail price of gas has fallen off, as I mentioned earlier. Now, whether that goes back up, I can’t sit here and tell you that it will or will not.

Operator

Anthony Lebiedzinski, Sidoti & Co.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Couple of questions. Just wanted to clarify with respect to the gas margin comment that in August, is that a sequential improvement that you’re seeing so far this quarter versus last quarter?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, it’s going to be sequential. For us to be north of 14.1 on a Q2/Q2 basis, there has to be an anomaly happening for us to achieve that level. So sequentially, yes.

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FINAL TRANSCRIPT

Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Anthony Lebiedzinski - Sidoti & Co. - Analyst

And with respect to your gas pricing, you do follow what the competition is doing. Has there been any thought to, perhaps, changing that pricing philosophy to be maybe perhaps more aggressive and in certain markets where you’re the only competitor or where the competition is somewhat limited?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

To answer your question, no, there hasn’t been any conversation about changing the gas pricing philosophy. We’ve had that philosophy since conception of, really, our Company. And the thought process behind that is the number one destination out of any convenience store is going to be gasoline. And if you’re not competitive at the pumps, you are going to lose out on opportunities to drive sales with inside your store. And as you know, about 75, 76% of our overall total gross profit dollars comes from inside the store. So if you can’t get them on the lot, you’re going to create some other issues for you that’s going to be a little more challenging. Because once you lose a customer due to a noncompetitive gas price, it’s going to be much more challenging to get that customer back. Now to respond to your other point about being the only retailer in town — that’s true. In many cases, we are the only retailer gasoline in the town. However, that does not necessarily mean that we do not have any competition. People will buy their gas either where they live or where they work, and there’s a good chance in a town of 1,000 people or 1,500 people, they’re working in the community over — maybe eight, 10 miles, so we certainly need to be cognizant of the gas price in those communities as well. You certainly do not want to offend the customer because we do rely very, very heavily on repeat customer traffic.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

And then, I’ve read somewhere that some gasoline retailers are actually giving their customers discounts for cash purchases instead of buying from credit cards. Have you thought about this, perhaps? What are your thoughts on that?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

We don’t see that too prevalent here in the Midwestern area. If it became a prevalent practice, we certainly would have to give that some consideration. Right now, we do not do that. I’m not aware of very many retailers, if any, in our area that do have that type of policy.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Can you talk about what you’re seeing from the lottery, now that you’ve anniversaried the impact?

Bill Walljasper - Casey’s General Stores, Inc.- CFO and SVP

Yes, same-store sales for lottery continue to be extremely solid, in the very, very high double-digits. So, I think we’re continuing to see incremental gain from lottery as we anticipated. We saw that incremental gain in the second year of operation in the state of Indiana once we cycled that first year, and we certainly are seeing that as well. So yes, we feel very, very strong movement in lottery.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

And lastly, what kind of tax rate do you expect for the year?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

That’s a great question. I would expect somewhere in the neighborhood of 36.5 to 37 — in that neighborhood. That 37.4 is going to be a little bit high. And I’m glad you brought that up. Those worker opportunity tax credits, we are still processing those tax credits and are banking those tax credits. In the 17 years I’ve been with the Company, this has happened probably three or four times. And every time, it gets reinstated and retroactivated. So we should be able to apply the tax credits in the future.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Operator

Karen Howland, Lehman Brothers.

Karen Howland - Lehman Brothers - Analyst

I wanted to ask a question. I know you said the same-store gallons are decreasing 2.9% this quarter. Is there a way to track traffic, how many times people are stopping?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, we do internally monitor same-store customer count. And I think that’s kind of where you’re getting at. Our same-store customer count, even with the higher retail prices, continues to be strong. We’re up about 1% and a quarter, that doesn’t seem like a lot, but when you have $2.80 gas price, that certainly bodes well for us. And it has been tracking much higher than that over the past year and a half. So, customers are still coming to our store despite the higher retail.

Karen Howland - Lehman Brothers - Analyst

And that’s for the gas customers or for overall?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

It’s hard to differentiate between the two because a lot of customers will clear their credit cards at the pump and then come in to make another transaction or they’ll pump their gas and then come in and clear the cards with the transaction, both the gas and whatever else they buy in the store on the same transaction. So, it’s a little more challenging to do that right now. But certainly gasoline will be our number one destination item.

Karen Howland - Lehman Brothers - Analyst

But it seems that, at least in these numbers, that you’re not losing customers to the competition. It’s just a matter that people only have $40, so they’re buying less actual gallons rather than going elsewhere to fill their pump.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I think you’re right on point. There’s definitely an inverse relationship when the retail prices get above that $2.55 range, the gas gallon per transaction goes down. But the dollar amount of the transaction is relatively constant. So that tells me you’re right on point. If it’s $30, they’re putting 30 in. If it’s $40, they’re putting 40 in.

Karen Howland - Lehman Brothers - Analyst

And have you seen a shift in the grades of gasoline being purchased?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

No. In the first quarter, the cost of ethanol got to a point where the two products, the Super Unleaded which is the E10 product, and the clear product flip-flopped for a short period of time. But I wouldn’t say any significant sustained trend in the movement of gasoline. It did have a little bit of an effect in the first quarter. Our ethanol tax credits, which we now apply to the gasoline margin, as I mentioned in the prior conference call, those were off about 350,000 compared to Q1 of last year. And the reason for that was that temporary switch in the Super Unleaded and the Unleaded product.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Karen Howland - Lehman Brothers - Analyst

And bringing it into the store, obviously the prepared food same-store sales number was exceptionally impressive. And it seems like the price increases you took were in July and in August for the fountain drinks and the bakery. I was wondering if you could actually discuss what the impact was of the price increase to this comp number?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, the pricing — the 95 — most of the 9.5% same-store number is strictly driven by new products and popularity of continued products. Probably about 2.5%, roughly, would be related to price increases. And those came through more on the pizza line. The bakery increase just was activated August 1, so you won’t see that until the second quarter. And you really won’t see much of an impact in the fountain until the second quarter.

Karen Howland - Lehman Brothers - Analyst

So you’re saying it’s 7.5% excluding price increases?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, I think you’re right. Seven to 7.5 — I think you’re right in that mark.

Karen Howland - Lehman Brothers - Analyst

And a 1% increase in overall customer count. So, obviously you’re driving people to increase their ticket inside the store?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes. Again, our goal is to drive gross profit dollars. So, even though our prepared food margin was off about 109, 110 basis points, I gravitate towards the gross profit dollars, and we increased those 12.5% on top of a quarter last year that was extremely solid.

Karen Howland - Lehman Brothers - Analyst

Real money, though, is more important than the margin, right?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Real money’s good.

Karen Howland - Lehman Brothers - Analyst

And just a follow-up — a question about HandiMart. You said the stores are double the sales. Is that for the total for the gas as well as in-store?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

No, total revenue is about double — actually, a little over double our total revenue of our average store. For the trailing 12 months, those 33 stores that we referred to in prior press releases did about $174 million.

Karen Howland - Lehman Brothers - Analyst

And a similar breakout between gas and another store?

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

There’s an 8-K out there that will describe this, but about 74, 75% of their revenue comes from gasoline, so it’s a few percentage points higher than us. They pump a little bit more gas volume than we do. And then, the remainder of that would be, about 20% of that would be about prepared foods and the rest would be some miscellaneous items. Excuse me, 20% would be grocery and general merchandise; the remainder would be prepared food items. Sorry about that.

Karen Howland - Lehman Brothers - Analyst

And one last question. When you open up a new store, not when it’s acquired, but you actually open it from scratch, how long does it take of it to hit breakeven? And then how long does it take to hit a mature store level, as far as sales go?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, that’s going to run the gamut a little bit, depending on the store. Certainly some stores ramp up in a matter of a year or two. On average, you’re probably looking at four years, maybe five years for total maturity. But for a breakeven, you’re probably in that second, maybe third year. But again, that really fluctuates and that’s looking — that comment, I should couch that just a little bit. That’s all of our stores and you look at all the new stores. Now, as you know, probably in the last four to five years, we scaled back in new store constructions to make sure that we were making sure we had the A locations in the communities, and really selecting those very strongly. So, some of the new stores may ramp up a little quicker.

Operator

[Ed Scheer], Private investor.

Ed Scheer Private Investor

Actually, one of my questions was just that last one on the new stores, so, two to three years to reconfirm, two to three years is breakeven and four to five is full maturity, is that correct?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

On average that’s about right. Some of those — now, the newer stores, I will say are ramping up a little quicker than some of our older locations.

Ed Scheer Private Investor

And then on your margin, you said it was 32.2%? Does this include the real low capped margins of, say, lottery which is around 5%, tobacco around 10 to 12, and alcohol? Or is this purely a gross margin of all products?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I’ll tell you the things that are not in that. It’s probably the easiest way to answer that. The biggest thing would be that the commissions from lottery would not be in that. If you look on the press release, there’s what we call an other category. They come in as a 100% commission item, that’s where the lottery flows through. And I’m glad you brought up, too, just to reiterate. The same-store increases that we talk about do not have lottery dollars flowing through them.

Ed Scheer Private Investor

But otherwise, tobacco and all the other products are. Lottery — that commissions is the only thing that’s pretty much —

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

The only other commission item that’s not in there would be commissions on phonecards; those go through the other categories. Yes, your tobacco’s in that, your sodas in there, your beer’s in there, your candy, grocery line items, ice, all of that.

Operator

Jason Loeb, Lord, Abbott & Co.

Jason Loeb - Lord, Abbott & Co. - Analyst

Most of my questions have been answered. Just a few follow-ups on the HandiMart acquisition. First of all, have you looked at the level of profitability? You talked about sales volume, but how close or how different is the profitability?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

On a cash-flow basis, they’re substantially different than our average store. Intuitively you would expect higher revenue store is going to generate a little bit higher cash-flow. And that’s exactly what’s happening here, which is why the purchase price was much higher than, like for instance, the Gas ‘N Shop acquisition. Certainly, we use the same type of format to evaluate the HandiMart acquisition as we did the Gas ‘N Shop. It’s a discounted cash flow model — we take into consideration capital expenditures necessary to rebrand. The capital expenditures are very, very low, anticipated with the HandiMart locations. They are extremely well-maintained stores and they’re very well-managed; very good reputation in the Cedar Rapids, Iowa City area. So, to answer your question as much as I can, the cash flows are significantly higher than the average cash flows of our stores.

Jason Loeb - Lord, Abbott & Co. - Analyst

And what about the management of those stores in terms of, for example, compensation. I know traditionally managers at Casey’s stores a number of years ago were compensated on [revenue] growth versus profitability. How would you describe the compensation of the HandiMart stores?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, the compensation of the store managers for the HandiMart stores certainly would be higher than the average store manager with Caseyââ,¬™s General Stores. However, if you are to look at Caseyââ,¬™s General Stores that have similar volumes, the compensation levels are very similar. So, there’s really, when all is said and done on an even comparison of volume to volume, we’re going to be right in line with the compensation of the HandiMart locations.

Jason Loeb - Lord, Abbott & Co. - Analyst

Are you planning on putting in a full range of prepared foods at the HandiMart?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

In most of the locations we will. I wouldn’t say in all of the locations, but most locations we certainly are looking to add the kitchen in addition to the current offering. Their quick serve restaurants are predominantly Blimpies, but they do have one or two A&W restaurants as well. And we think that our prepared food items can complement those and provide a nice little food court area. We certainly have the room to do it and certainly is an opportunity to, I guess, test that type of market to see if we can coexist in a quick serve restaurant and still be profitable with our prepared food operations.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Jason Loeb - Lord, Abbott & Co. - Analyst

I know this question has been asked a few different ways, but if you can just address again, given that wholesale prices have declined, what type of environment are you seeing in terms of reaction by the retailers, given decline in wholesale pricing. Last year, after Katrina, you saw a very sticky situation on the way down trying to capture as much margin as you can. Would you characterize that as the same or adjustments are much more quicker?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, I think to answer your question, the environment is sticky. It is sticky and the wholesales are coming down on a slower pace; a very sharp drop in the wholesale, typically the retails will adjust much quicker. But we’ve seen over the last three, four weeks kind of a nice, gradual decline, and certainly that bodes well for continued expansion and margin improvement. So, there’s a fair amount of stickiness, but again, it’s spotty. There’s different spots that will move the market a little bit differently in our market area. But overall, there is a fair amount of stickiness going.

Jason Loeb - Lord, Abbott & Co. - Analyst

And finally, just in regards to credit card fees, what can you guys do internally to potentially offset increases there?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, there’s two components to the credit card fees. First of all, there’s the interchange fees, and that’s the one that really steps up and bites most retailers. That’s the percentage that’s applied to the retail. I’m not sure there’s a tremendous amount that any retailer can do with that because the majority of credit card transactions are going to flow through Visa and MasterCard. Like I mentioned earlier, it’s about 70 to 75% of our transactions; that would be true for most retailers. One of the things that we are doing is to take a look at the flat fee to clear the credit card. There’s a flat fee per transaction, that will depend on what the card is. Usually it’s anywhere from a penny and a half to $0.03 per transaction to clear it. We’re currently looking at the opportunity to bring that clearing of the credit card in-house. If that does come to fruition, it would not occur until about the first part of fiscal 2008. That could provide significant savings, seven digit savings for us.

Jason Loeb - Lord, Abbott & Co. - Analyst

What are the obstacles to clear in-house?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

It’s really more of a, kind of an IS programming. We’re getting further down the line on that, probably on the tail end of that. It’s becoming more and more like that and will come to fruition. So we’re certainly getting over the obstacles there.

Operator

Adam Sindler, Morgan Keegan.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Had a couple of follow-ups. Do you have any idea, ex-Katrina, what the margins could have looked like last year, just to give us a sense? Because obviously, it’s a little bit more difficult to try and forecast against an anomaly like that.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, I don’t have anything right off the top of my head for you. To do that, you’re going to have to make some assumptions as to what direction the wholesale price is going to go. You could make an assumption that you’d have flat wholesale prices for September and October of last year and then try to do that. I don’t know if that’s a fair comparison. You could have rising wholesales, because they were rising prior to that. So, I’m

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

not sure any work on that would be tremendously accurate because you’re making sweeping assumptions on the wholesale prices and you’re also making some sweeping assumptions on the retail prices. I’ll give that some thought. If there is something there that we come up with that would be substantial, we’ll add something to the 8-K next week.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

And then to follow up — the margin is up sequentially, as you reported. How is that compared to your goal of $0.10.8 in the month?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I’ll make a comment on that in the 8-K next Friday. I’ll wait until that.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

I was hoping — just a thought here. Based on where the street was at, I think that the $0.09.8 was somewhat of a surprise. Certainly I was closer to about 10.5, 10.4. And while it’s only a couple of cents, 9.8 — and the only reason I bring this up is because several other retailers in this space are reporting higher margins year-over-year, including credit card fees. And I was hoping maybe we could get even just a little bit more clarity going forward, maybe a range — not a specific number, but a range or even just a plus or minus relative to the annual goal of $0.10.8, just to be able to try and get a better handle on where it could be, possibly two months into the quarter, as opposed to on the report date, just to try and smooth out some of the ups and downs that Mark was talking about in the stock price. Just get your thoughts on that.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I’ll give you my comment on that. I’ll tell you that we’ll give that some consideration, but I would not look for a range prior — and in future. You’re exactly right. The gas margin was missed by the street. Obviously, the street should have had it below the 10.8 goal; it didn’t. Then perhaps, we need to point out some of our comments a little more clearly in the 8-K’s. And we toyed with, do we add significantly below the annual goal?

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Some kind of qualifier, maybe?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Then, if you had a qualifier, all of a sudden now, what does significant mean? Is that half a cent? Is it a penny? Is it a penny and a half? So, it seemed like that we were going to be [afloat] whether we add a qualifier or not. So, we’ll certainly give that some thought, you’re not the first one that’s brought that up and, certainly, we value the comments from the investment community and certainly try to be as transparent as possible. I appreciate the comment.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

I appreciate the guidance as well. On the operating expenses, I went back to the model and cleared out the $9.5 million for credit card fees this year and took out about $6 million for last year, or 6.5. Even with that though, I still see that operating expenses were up about 30 basis points when you’re looking at in-store sales only.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Did you pull out the fuel expense of three-quarter of a million?

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

No, that may have been it also.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, there are some other things that were driven. Obviously, the higher cost of diesel fuel; utilities are up another three-quarter of one million as well, so, start pulling some of those things that are being driven by some [macro-things] that, I think you’ll get a little closer to where I think you are looking for.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

I guess, regarding that though, at what point do you think you could start to leverage the business internally? With a the 9.5 on the prepared food, and would prepared food be the — I mean, that’s obviously the most labor-intensive portion and probably has the most SG&A dollars allocated to it. Is that correct? Coming inside the store?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Wages would certainly be the biggest expense item.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

And what is the insurance associated with running a kitchen?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Really nominal.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

Okay. So that is nominal. At what point — are you leveraging, are you getting leverage on the expenses in the prepared food, I guess, a better way of asking the?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Any question we’re getting leverage on the expenses in the prepared food category. I think the issue for us is the fact that the higher gasoline prices certainly affected a number of things in the expense side of it, which caused the overall operating expenses to be skewed probably higher than what you anticipated.

Adam Sindler - Morgan Keegan & Co., Inc. - Analyst

And then, just lastly, share count?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Total share count, basic and dilutive — on a basic, it’s 50,392,662, that’s basic. On a dilutive, 50,660,147.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Operator

Chuck Cerankosky, FTN Midwest.

Chuck Cerankosky - FTN Midwest - Analyst

Going back to the change in the fountain strategy, so, if I understand this right, because you don’t have an exclusive with either Pepsi or Coke, you have a higher cost of goods.

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

That’s correct.

Chuck Cerankosky - FTN Midwest - Analyst

Now, looking at the veritable goal of trying to maximize your gross profit dollars, are you guys thinking about changing the goals for prepared foods? Maybe higher comps and a lower margin?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, I think it’s a little too early. I mean, we only have one quarter under our belt. Certainly we’re off to a great start on the same-store sales side of it. On the margin side of it, I don’t think there’s anything that I’m concerned with that, at least through the first quarter, that we should not be able to obtain that 63.4 margin, even though we had a 62.9. The price increases that I mentioned in bakery and the fountain area certainly will help with that as well. So, I wouldn’t look for us to make any changes this early in the game. Certainly as we go forward, we’ll continue to evaluate that to see if it’s reasonable for us to make those changes.

Chuck Cerankosky - FTN Midwest - Analyst

And back to some acquisition questions — can you talk about more supermarkets and their pantry convenience stores? Anything going on there that you could discuss? And also, we’re seeing just sporadic announcements — it seems every couple weeks or so that gasoline-only locations are for sale. Would you guys look at those as possible acquisitions and then scrape it and put in a Casey’s store?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I wouldn’t say we wouldn’t look at those. We certainly would. They’re certainly, for us, obviously, once you scrape a store, your CapEx starts going up. And we certainly would have to have some type of strong indication that we could drive volume at that location. I mean, obviously there’s a reason that that’s for sale. So, we’ve got to make sure that we’re able to drive volume, not only on the gas side of it, but more significantly inside of our store. So yes, we would look at those, there’s no question. There’s no question at all about that because location is the key with convenience stores.

With respect to the first part of your question, with Marsh, as far as what’s happening, there’s nothing happening with us in that regard. And I’m not sure I can comment much more than that. It’s not something that has been brought to our table. We certainly would have an interest in part of those, at least looking at them; not all of those. We have a high concentration of stores in the Indianapolis area, but certainly, we would have a desire to take a look at some of the surrounding stores outside of Indianapolis, should there be a segmentation of those properties.

Obviously though, the comment that I made in the conference call, and the comment in the press release, that $100 million of debt — certainly, we don’t need $100 million to take care of the acquisition for HandiMart, so we’re certainly anticipating future acquisition opportunities. We certainly would not go out and get debt just because the debt markets are pretty competitive.

Operator

(OPERATOR INSTRUCTIONS). Fred Speece, Speece Thorson Capital Group.

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Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Fred Speece - Speece Thorson Capital Group - Analyst

Can you give us a new guidance of CapEx for your fiscal 2007?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

The fiscal 2007, I think we even had a breakdown of this in the annual report, but it’s going to be in that neighborhood of about 122, $123 million.

Fred Speece - Speece Thorson Capital Group - Analyst

And breaking down between acquisitions and brick and mortar?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Yes, let me get that for you here. Acquisitions and new store constructions, about $70 million; replacements and remodels, about $43 million; technology, about $5.5 million; and then transportation, about another $4.5 million. And that should get you to $123 million.

Fred Speece - Speece Thorson Capital Group - Analyst

And that’s not changed with this new acquisition?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

No. Actually the CapEx will be very nominal for these. As I mentioned, they’re very well-maintained stores. We’re very excited about the opportunity.

Fred Speece - Speece Thorson Capital Group - Analyst

And then, these restaurants you’re going to run, that’s a very, very different business. Is this going to be an experiment that you’ll test and look at in a short period to see if you’re going to continue it?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

Well, that’s an excellent question. There’s only a handful of them. There’s probably eight or nine of those. And when we looked at the financials for HandiMart, it certainly was apparent that the revenue generated from these quick serve restaurants was something that we couldn’t ignore. So we had to take a stronger look at that. And then looking at the space within those stores, we felt there was an opportunity to really complement their quick serve restaurant offering with our prepared food offering, and it’s certainly a way to take a look at it, relatively inexpensive, to see if we can coexist in that type of environment.

Now, I will caveat that and say I would not look for us to start going out there and cobranding with quick serve restaurants. That’s not necessarily the intent. But certainly we realize, as we get into larger acquisitions, it’s relatively prevalent that they would have some cobranding with quick serve restaurants and we want to make sure that we’re looking at all avenue opportunities for the Company; that’s not to say we’re breaking away from our core philosophy of smaller communities and prepared food operations that are proprietary.

Fred Speece - Speece Thorson Capital Group - Analyst

And then last question — the margin in other, it’s sequentially about the same; year-over-year, it’s a significant jump. Is the lottery now recycled?

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FINAL TRANSCRIPT

Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

The lottery has recycled and I believe I might have made a comment about it. The same-store sales in lottery are very, very strong double-digits, even after we’ve fully cycled the lottery rollout. So obviously, we’re seeing a much greater amount of commissions from lottery going through that other category. But also, the phonecard commissions — we pulled out of the grocery and general merchandise and put those into the other category as well. So, that’s helping lift that a little bit as well.

Operator

Lee Giordano, Merrill Lynch.

Lee Giordano - Merrill Lynch - Analyst

Just one more follow-up. The tax rate, 36.5 going forward, is that still the target?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I may be closer to — I’d say 36.5 to 37 is probably a better number.

Operator

Meredith Adler, Lehman Brothers.

Meredith Adler - Lehman Brothers - Analyst

I just wanted to ask a question — when you were talking about the CapEx number, do you include the cost of the acquisitions in your CapEx, or is it just the cost to fix up the stores you acquire?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

No, your first part is right. We include the cost of the acquisition in that number as well.

Meredith Adler - Lehman Brothers - Analyst

So, at the moment, based on what you can see, you don’t think you’re going to exceed that $123 million, but that could change if you had an unexpected acquisition opportunity?

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

What will happen is this — if we think that the CapEx number is going to change, in the Q’s we always have an estimate of what the CapEx is going to be for the remainder of the year, we will make an adjustment in the 10-Q to say that it’s going to be now, we estimate to be 110, maybe 130, maybe it’s 140, whatever that might be. We’ll certainly make an announcement in the Q’s.

Operator

There are no further questions in cue. I would now like to turn the call back over to your host, Mr. Bill Walljasper.

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FINAL TRANSCRIPT

Sep. 06. 2006 / 9:30AM CT, CASY - Q1 2007 Casey’s General Stores Earnings Conference Call

Bill Walljasper - Casey’s General Stores, Inc. - CFO and SVP

I’d like to thank everybody for joining us. And as a reminder, we do release same-store sales for the month of August — actually, we’ll release those next Thursday, the 14th of September. Thank you for joining us, have a good day.

Operator

This concludes your presentation. You may now disconnect and have a great day.

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